Exhibit D

LIMITED LIABILITY COMPANY AGREEMENT

OF

CYMI PRIVATE EQUITY II, LLC

This Limited Liability Company Agreement (Agreement) of CYMI PRIVATE EQUITY II, LLC (the Company) is made and entered into as of the 24th day of August, 2005, by CYMI, Ltd., an Ohio limited liability company, as the Managing Member of the Company, and the persons who execute signature pages hereto as members (each a Member, and collectively, together with any subsequently admitted members, the Members), and shall govern from and after the date of this Agreement.

ARTICLE 1

Organization

1.1 Formation. The Members have caused to be formed a limited liability company (the Company) pursuant to the Delaware Limited Liability Company Act (the Act). A Certificate of Formation has been filed and the Managing Member shall file any amendments thereto or additional documents as may be necessary or appropriate to be a limited liability company pursuant to Delaware law or to qualify the Company to do business in other jurisdictions, if necessary. The Managing Member shall not be required to deliver or mail to any Member a copy of any Certificate of Amendment.

1.2 Name. The Company shall operate under the name CYMI PRIVATE EQUITY II, LLC or such other name as the Managing Member from time to time may select.

1.3 Principal Office. The principal office of the Company shall be located at 6450 Sand Lake Road, Suite 200, Dayton, Ohio 45414-2645, or such other location as the Managing Member from time to time may determine.

1.4 Purposes. The purposes of the Company are to acquire, own, invest in, hold and dispose of cash and cash equivalents, stocks, bonds, funds, derivatives (including forward contracts, over-the-counter and exchange traded futures and options, interest rate and equity swaps, and warrants), or any other property for investment or trading purposes. The Company may take such actions and engage in such transactions as may be necessary or helpful in connection with these purposes. The Company also may sell securities “short” in implementing its trading strategies. The Company may invest in assets which by their nature are longer-term investments or non-income producing, and which have limited marketability, including investments in limited partnerships, limited liability companies, private equity and private equity funds. Among other reasons, the Company is created to consolidate ownership of investments in order to (i) reduce operating costs, (ii) increase diversification, (iii) simplify the management of assets and centralize investment oversight, (iv) and maintain ownership within the Mathile family.

1.5 Term. The Company commenced as a limited liability company on the filing of its certificate of formation and shall continue until terminated as provided below.

1.6 Definitions. Defined words or phrases are in italics the first time they appear. Except as otherwise specified, definitions are contained in ARTICLE 10.

ARTICLE 2

Management

2.1 Management of Company Affairs. The Managing Member shall be responsible for the administration and management of the Company. The Managing Member’s signature shall be sufficient to bind the Company, and no third party shall have a duty to inquire into the authority of the Managing Member to bind the Company.

2.2 Managing Member and Terms. CYMI, Ltd. (or any other entity succeeding to all or substantially all the business or assets of CYMI Ltd. by purchase, merger, consolidation or otherwise) shall be the Managing Member of the Company. The Managing Member shall serve until (i) the death, bankruptcy, adjudicated incompetency, dissolution or termination of the Managing Member, or (ii) the voluntary resignation of the Managing Member as Managing Member (and the Managing Member agrees not to resign without giving 30 days’ prior written notice of withdrawal to the Members). In the event the Managing Member resigns or otherwise ceases to act as such pursuant to this paragraph 2.2, the Managing Member’s Class A Membership Interest shall be immediately converted to a Class C Membership Interest and the former Managing Member shall thereafter be a Class C Member. All vacancies in the position of Managing Member shall be filled by a vote of Members owning 75% or more of the Value Account balances owned by the Members. Such new Managing Member shall be granted a Class A Membership Interest on the terms agreed by such Members.

2.3 Authority of Managing Member. The Managing Member shall manage the affairs of the Company. Except as otherwise specifically provided in paragraph 2.4 and any other provision of this Agreement, the Managing Member is authorized to do on behalf of the Company all things which, in the Managing Member’s judgment, are desirable to carry out these duties and are consistent with the purposes of the Company, including without limitation the following:

(a) To invest and reinvest available funds so long as such investment, in the judgment of the Managing Member, is consistent with the purposes and objectives of the Company and this Agreement;

(b) To borrow or guarantee borrowings and to pledge assets as security;

(c) To make such expenditures of Company funds as the Managing Member deems appropriate for the conduct of the Company’s purposes;

(d) To collect obligations payable to the Company in connection with its property or affairs and take any lawful means for the recovery thereof by legal process or otherwise, and to execute and deliver a satisfaction and release therefor, together with the right to compromise any claim or demand;

(e) To remove, retain or add investment advisors, or modify the investment objectives or discretionary authority of existing investment advisors;

(f) To remove, retain or add administrators, custodians, accountants or legal counsel;

(g) To establish, maintain and close bank, brokerage, customer and other accounts including margin and collateral accounts and in connection therewith, to borrow, lend, exchange and pledge securities, funds, and other property.

(h) To select or direct investments;

(i) To purchase, sell, exchange, trade and otherwise deal in and with Company assets, outright or financed, including by way of short sales, puts, calls, straddles and sales against the box, on margin or otherwise; to purchase, sell or otherwise enter into futures, options, derivatives, forwards, swaps, caps, floors, collars and all other financial, equity or commodity related products, however classified and wherever traded; and to maintain and operate margin accounts and to pledge or mortgage any Company property as security for loans or advances made to the Company;

(j) To vote or give proxies to vote any stock or other voting security, to exercise management rights as a general partner or as a manager or member of a limited liability company, and to enter into or oppose, alone or with others, voting trusts, mergers, consolidations, foreclosures, liquidations, reorganizations or other changes in the financial structure of any business organization or buy-sell, stock restriction or stock redemption agreement;

(k) To establish new Series or terminate, merge or divide existing Series and determine the amount, size and character of the investments in each Series;

(l) To carry out and perform all of the Company’s obligations under any contract or agreement entered into by the Company;

(m) To execute, acknowledge and deliver any and all instruments to effectuate any and all of the foregoing; and

(n) To take any and all other actions and to do such other things as may be deemed necessary or desirable by the Managing Member to carry out the purposes and affairs of the Company.

2.4 Special Voting Rights. Class B Members owning 75% or more of the Value Account balances of all Class B Members attributable to their Class B Membership Interests shall exercise any voting rights of the Company, if any, with respect to a distribution from or dissolution of CYMI Direct, LLC, Arel Communications and Software, Ltd., CAD Investments LLC, Community Bankshares, Inc., any successor to or subsidiary of any of such entities, and any corporation, limited or general partnership, limited liability company, joint venture or other business organization, interests in which are held directly or indirectly by the Company.

2.5 Compensation. The Managing Member shall not be entitled to a separate fee for its services rendered to the Company as Managing Member or to reimbursement for expenses that it is required to bear under this Agreement as set forth in paragraph 2.6, but instead shall be entitled only to allocations with respect to, and withdrawals from, the Managing Member Account (and any Value Account(s) of the Managing Member) as specified herein.

2.6 Managing Member Expenses. The Managing Member shall be required to incur the following expenses on behalf of the Company and shall not be entitled to reimbursement therefor: All costs and expenses of managing and maintaining the operations of the Company and its investments, expenses of organizing the Company, insurance, administrative costs, fees for outside services, audit costs, custodians, outside counsel and accountants, investment advisors, travel expenses, and all costs of the Managing Member’s personnel, office, and overhead. Notwithstanding the preceding sentence, the Managing

Member shall not be required to bear any expense paid for or reimbursed by a Company investment (including expenses incurred by pass-through entities in which the Company invests and which “flow through” to the Company), taxes (including non-recoverable value-added taxes or equivalent taxes), fees and other governmental charges levied against the Company, any expenses, including brokerage fees, directly related to acquiring and disposing of a Company investment, and any extraordinary expenses related to holding or protecting Company investments.

2.7 Related Party Transactions; Competitive Activities. The Managing Member may cause the Company to obtain products or services from entities controlling, controlled by or under common control with the Managing Member and to pay such entities reasonable fees for such products and services. A Member or any Affiliate thereof may engage in and possess interests in other business and investment ventures of any and every type and description, independently or with others, including (a) ones in competition with the Company, and (b) business and investment opportunities of all types (regardless of whether such opportunity arose in the scope of or by reason of the Company’s business and activities or otherwise), with no obligation to offer to the Company, any other Member or any Affiliate thereof the right to participate therein. No Member or any of its Affiliates shall be liable in any way to the Company or any other Member for breach of fiduciary or other duty by reason of participating in business or investment ventures as provided in the preceding sentence.

2.8 Books and Records. The Company’s books and records shall be maintained by the Managing Member at the principal office of the Company and shall reflect clearly and accurately all transactions and other matters relative to the Company’s activities as are usually maintained for similar activities.

2.9 Registration of Assets. Company cash and equivalents shall be held in one or more bank, brokerage or other investment accounts established in the name of the Company. Any other Company asset may be held either in the name of the Company or in the name of any Member as nominee, provided, that the nominee Member first files a written statement with the books and records of the Company acknowledging the nominee relationship and describing the Company asset to be held in the nominee Member’s name. If the statement is properly filed, the Company shall be responsible to the nominee Member for any action, payment or liability incurred by the nominee Member in holding legal title to the asset.

2.10 Tax Matters Partner. The Managing Member shall be the Company’s Tax Matters Partner as defined in Code Section 6231(a)(7). The Managing Member may from time to time select another eligible Member as Tax Matters Partner who shall act at the direction of Managing Member.

2.11 Accounting Conventions. The Company shall keep its accounting records and shall report its income for income tax purposes on a calendar year basis using such method of accounting as the Managing Member shall determine.

ARTICLE 3

Series

3.1 Series. The Managing Member from time to time may establish one or more Series. Each Series shall maintain its own investments, but all capital contributions shall be made payable to the Company, and all cash expenditures and distributions will be made by the Company. After establishing a new Series, the Managing Member shall present the opportunity to invest in such Series to such Members and other Persons as the Managing Member selects. Persons desiring to invest in such Series shall submit a Series Participation Schedule to the Managing Member in accordance with such guidelines as the Managing Member selects.

3.2 Liquid Series. As of the date hereof, the Company has established the first Series which shall be designated the Liquid Series. The Liquid Series shall consist of cash and contributed interests in Northern Advantage accounts, CYMI Equity, L.P., a Delaware limited partnership (CYMI Equity), and CYMI Bond, L.P., a Delaware limited partnership (CYMI Bond), designated as a contribution to the Liquid Series. The objective of the Liquid Series shall be to invest in CYMI Equity and CYMI Bond and readily marketable assets with an ascertainable value as selected by the Managing Member from time to time.

3.3 Series I. As of the date hereof, the Company has established Series I. The Members have contributed to Series I the assets listed on the attached Schedule F. The objective of Series I shall be to invest in such contributed assets and in such other private equity, hedge fund or other investments as selected by the Managing Member.

3.4 Series’ Investments. Except as otherwise stated in this Agreement or in the Series Schedule for a Series, the Managing Member shall have absolute discretion to select the investments to be made by any Series without further action or approval by the Members.

3.5 Separate Accounts for Each Series. Separate sets of accounts shall be maintained for each Series and each Member invested in that Series, setting forth the Fair Market Value and cost of Series investments, the Percentage Investment of each Member in the Series and additions to and withdrawals from the Series.

3.6 Carry Percentage. The Managing Member shall establish for each Series a Carry Percentage, which shall be set forth on the Series Schedule for such Series. If a Carry Percentage is not specified for a Series, such percentage shall be one and one-tenths percent (1.10%). The Carry Percentage shall be 0.00% for the Liquid Series.

3.7 Borrowing. The Managing Member may borrow within any Series unless the Series Schedule for that Series prohibits borrowing; however, the Managing Member may not borrow any additional amounts within any Series if the total debt for that Series would exceed 20% of the Fair Market Value of the Series’ assets, determined at the time of the borrowing, without the prior approval of Members owning 75% or more of the Value Account balances owned by Members. The Company may not borrow unless such borrowings are repayable only from assets of the Series to which such borrowing relates.

3.8 Filing. The Manager may, but need not, file an amendment to the Company’s Certificate of Formation reflecting the establishment of a new Series.

3.9 Additional Series Rules and Changes in Rules. The Managing Member may establish additional operational and procedural rules for each Series. No such rule or procedure shall effect any material economic change with respect to the Members in the Series.

ARTICLE 4

Admissions and Capital Contributions

4.1 Capital Contributions. The Members have made capital contributions to Series and have been issued Membership Interests as shown on the books and records of the Company.

4.2 Admission of New Members. A Person shall be admitted to the Company as a Member only with the written consent of the Managing Member and with such consent as required below:

(a) Transferee of Interest. If the Person receives a Membership Interest in a Transfer permitted under ARTICLE 7, such Person shall be admitted as a Member upon signing a Joinder Agreement.

(b) Capital Contributions for Class C and Class D Interests. If the Managing Member determines that a Family Member should be admitted as a new Class C Member or Class D Member in exchange for a capital contribution, such Family Member shall be admitted as such Member upon submitting a Series Participation Schedule, making the requisite capital contribution, and signing a Joinder Agreement. If the Managing Member determines that any other Person that is not currently a Member should be admitted as a new Class C Member or Class D Member in exchange for a capital contribution, such Person shall be admitted as such Member with the approval of all Members upon submitting a Series Participation Schedule, making the requisite capital contribution, and signing a Joinder Agreement. Notwithstanding the foregoing, before the Managing Member may admit such Family Member or other Person as a new Member, the Managing Member shall notify all of the current Members of the capital contribution proposed to be made by the new Member. Each current Member shall have the right to participate in the proposed capital contribution pro rata based on their relative Value Account balances, or in such proportions as they may otherwise agree.

(c) Capital Contributions for Class A and Class B Interests. Except as provided in paragraph 4.2(a), a Person may be admitted as a Class A Member or Class B Member only with the consent of the Managing Member and Members owning 90% or more of the Value Account balances owned by Members.

4.3 Additional Contributions.

(a) Except as provided in this paragraph, no Member shall be required to make any capital contribution in addition to that Member’s initial capital contribution. A Member may make an additional capital contribution (including arranging for the automatic reinvestment of any portion or all of such Member’s distributions) only if the Managing Member consents.

(b) From time to time, the Managing Member may call capital contributions from Members (a Special Capital Call) at any time that a Member’s Value Account in the Liquid Series is zero or is otherwise insufficient to provide for the adjustments to Value Accounts required by subparagraph 6.5(c). Each Special Capital Call shall require the affected Members to make further capital contributions in such amounts as determined by the Managing Member. Additional capital contributions shall be made within 30 days of delivery of the Special Capital

Call, or such later time as designated by the Managing Member. Subject to paragraph 4.3(d), capital contributions hereunder shall be made in cash or in interests in CYMI Bond or CYMI Equity, as directed by the Managing Member, or may be made with other readily marketable assets permitted by the Managing Member.

(c) Each Member shall be personally liable to contribute any outstanding Special Capital Call. In the event that a Member (Defaulting Member) defaults on its obligation to meet a Special Capital Call, the Managing Member may, but is not required to, contribute such amount on behalf of the Defaulting Member, which amount shall be treated as a fully recourse loan to the Defaulting Member secured by the Member’s Membership Interest (the Default Loan), bearing interest at the prime lending rate plus five percent (5%). The Default Loan plus accrued interest thereon shall be repaid out of distributions to which the Defaulting Member would have otherwise been entitled; provided that in the event such distributions are not sufficient the full amount of the Default Loan plus accrued interest must be repaid on the tenth (10th) anniversary of the making of such loan. Nothing contained in this Section shall limit the right of the Company to take legal and equitable action to enforce its right to receive capital contributions from a Defaulting Member.

(d) Notwithstanding anything to the contrary in this Agreement, (i) each additional capital contribution shall be made either (A) in cash or (B) of the same type of asset with respect to each Member participating in such contribution, and (ii) in no event shall a Member be required to contribute assets (other than cash) to the Company to the extent such transfer would be considered made to an “investment company” within the meaning of Section 721(b) of the Code (to the extent such contribution would result in the recognition of gain to the contributing Member or any other Member).

4.4 Effective Date of Additional Capital Contributions. Additional capital contributions shall be effective as of the next Transfer Date.

4.5 No Requirement of Interim Investment. The Managing Member shall have no obligation (a) to invest any capital contribution prior to its actual investment in a portfolio investment of a Series and such contributions may be maintained in non-income producing investments or other fixed income investments without liability to any person (Temporary Investment), or (b) to sell or dispose of an asset contributed by a Member, including any interest in CYMI Equity or CYMI Bond, in any particular manner. The

Managing Member may pay the expenses of a Temporary Investment out of that Temporary Investment and allocate the income from the Temporary Investment as the Managing Member decides absent bad faith.

ARTICLE 5

Capital Accounts and Allocations

5.1 Series Cost, Managing Member, and Value Accounts. The Company shall maintain a Cost Account, Managing Member Account and Value Account for the Members in each Series as follows:

(a) Cost Account. Each Member including the Managing Member shall have a Cost Account in each Series which shall be credited with the Member’s cash additions (by contribution or transfer) to the Series, the agreed value of the Member’s property additions to the Series (including the positive adjustment to the Managing Member’s Value Account in a Series pursuant to subparagraph 6.5(b) or 6.5(c)) and Tax Gains excluding Built-In Gains allocated to the Member from the Series. The Member’s Cost Account shall be debited with the amount of cash withdrawals from the Series, the tax basis (agreed value on the contribution date in the case of property originally contributed to the Company) of property withdrawn by the Member from the Series (including the negative adjustment to the Managing Member Account or Value Account in a Series pursuant to subparagraph 6.5(b) or 6.5(c)) and Tax Losses excluding Built-In Losses allocable to the Member from the Series. The Managing Member shall have a separate Cost Account with respect to each of its Value Account and Managing Member Account in each Series.

(b) Managing Member Account. The Managing Member Account in a Series on any date shall be the Remaining Aggregate Profits Interest, if any, for that Series determined on that date. Only the Managing Member has a Managing Member Account.

(1) Remaining Aggregate Profits Interest at any time means with respect to any Series the excess, if any, of (i) the lesser of (A) the then Cumulative Profits for that Series (if a negative number considered to be zero) or (B) the then Cumulative Carried Interest applicable to that Series, over (ii) the cumulative amounts previously withdrawn by the Managing Member (or transferred to the Managing Member’s Value Account in that Series or a different Series) from the Managing Member Account in that Series for all periods.

(2) Cumulative Profits with respect to each Series means, as of a date, the following amount (which may be a positive or negative number): (i) the Fair Market Value of the Series’ assets as of such date, plus (ii) the aggregate distributions and withdrawals (including the amount of cash and the Fair Market Value of assets transferred to other Series) paid from such Series to all Members (including the Managing Member) for all Periods, minus (iii) the Fair Market Value of the Series’ assets as of the date of creation of such Series, minus (iv) without duplicating amounts included in paragraph (iii), the aggregate capital contributions (including the amount of cash and the Fair Market Value of assets transferred from other Series) made to such Series by all Members for all Periods. The foregoing calculation of Cumulative Profits shall exclude amounts attributable to CYMI Equity, CYMI Bond and any successors thereto.

(3) Cumulative Carried Interest for each Series means the cumulative sum of the following amounts accruing quarterly, beginning on the date that such Series is established (or, at the option of the Managing Member, beginning on the first day of the first whole calendar quarter to occur after the date of the establishment of the Series) (i) the Fair Market Value of the Series’ net assets as of the last day of the immediately preceding quarter, or for the quarter in which a Series is established, the Fair Market Value of the initial contributions to that Series (excluding amounts attributable to CYMI Equity and CYMI Bond and any successors thereto, Northern Advantage accounts, cash and other cash equivalents), multiplied by (ii) one-fourth of the Carry Percentage for such Series.

(c) Value Account. The Value Account of each Member including the Managing Member in a Series on any date shall be the Member’s Percentage Investment in the Series on that date multiplied by the excess, if any, of (i) the Fair Market Value of the Series’ assets over (ii) the Managing Member Account balance on that date.

5.2 Allocation of Built-in Gains and Built-in Losses. Built-in Gains and Built-in Losses shall be allocated to the contributing Members according to the principles of Code Section 704(c) and the regulations thereunder.

5.3 Allocation of Tax Gains and Tax Losses by Series. Tax Gains and Tax Losses remaining after the above allocations shall be allocated separately by each Series as follows:

(a) Annual Allocation. Allocations of remaining Tax Gains and Tax Losses will be based on gains and losses realized during the calendar year for each

Series and shall be made separately for each Series on the last day of the calendar year as further provided below.

(b) Carryover Allocation. Remaining Tax Gains and Tax Losses for a Series first shall be allocated to Members who made withdrawals from such Series during a prior year, but could not be allocated the full amount otherwise provided by subparagraph 5.3(c) because there were insufficient Tax Gains or Tax Losses to make the allocation. If there are insufficient Tax Gains or Tax Losses to make the allocation otherwise called for by this subparagraph 5.3(b), Tax Gains or Tax Losses shall be allocated in proportion to the amounts that would be allocated if there were sufficient Tax Gains or Tax Losses to make the entire allocation. The remainder of such allocation shall be made in subsequent periods pursuant to this subparagraph 5.3(b).

(c) Allocations Based on Withdrawals. Remaining Tax Gains and Tax Losses for each Series next shall be allocated to Members who made withdrawals from the Series during the year. A Member including the Managing Member who made a withdrawal from a Series during a Period shall be allocated Tax Gains (if the Member had a positive Unrealized Amount at the end of such Period) or Tax Losses (if the Member had a negative Unrealized Amount at the end of such Period) in an aggregate amount equal to a percentage of the Member’s Unrealized Amount at the end of such Period. The percentage referred to in the preceding sentence shall be the percentage obtained by dividing the amount of the withdrawal from the Series during the Period by the Member’s Value Account or Managing Member Account balance at the end of the Period (determined before the withdrawal). In determining a Member’s Unrealized Amount at the end of any Period for purposes of this subparagraph, the Member’s Cost Account shall be adjusted to reflect allocations of remaining Tax Gains and Tax Losses for prior Periods during the calendar year under this subparagraph. If there are insufficient remaining Tax Gains or Tax Losses to make the allocation otherwise called for by this subparagraph, such Tax Gains or Tax Losses shall be allocated in proportion to the amounts that would be allocated if there were sufficient Tax Gains or Tax Losses to make the entire allocation.

(d) Remaining Allocations of Tax Gains and Tax Losses.

(1) After Tax Gains and Tax Losses have been allocated for all Periods during the calendar year for the Series to all Members who made withdrawals during the year and prior years, remaining Tax Gains shall be allocated to Members with positive Unrealized Amounts (determined after reflecting the allocations in subparagraphs 5.3(b) and (c)) in proportion to and to the extent of such positive Unrealized Amounts, and remaining Tax Losses shall be allocated to Members with negative Unrealized Amounts (determined after reflecting the allocations in subparagraphs 5.3(b) and (c)) in proportion to and to the extent of such negative Unrealized Amounts.

(2) Any remaining Tax Gains of the Series shall be allocated to the Members who received allocations of Tax Losses under subparagraph 5.3(d)(1) in proportion to and to the extent of such allocations of Tax Losses. Any remaining Tax Losses of the Series shall be allocated to the Members who received allocations of Tax Gains under subparagraph 5.3(d)(1) in proportion to and to the extent of such allocations of Tax Gains.

(3) Any remaining Tax Gains or Tax Losses of the Series shall be allocated to the Members in proportion to the weighted average of the Value Account balances of each Member at the beginning of the calendar year and at the end of each Period during the calendar year, or in such other manner that appropriately reflects the Members’ distributive share of such Tax Gains or Tax Losses, as determined by the Managing Member.

5.4 Power to Vary Allocations. The Managing Member may vary these allocations to the extent necessary to comply with federal income tax laws.

ARTICLE 6

Distributions and Withdrawals

6.1 Distributions of Available Cash. The Company from time to time may distribute the available cash for each Series as determined by the Class B Members holding 75% or more of the Value Account balances attributable to their Class B Membership Interests in such Series. The amount of available cash shall be determined after consultation with the Managing Member, and shall take into account any reserves reasonably necessary for such Series, including any portfolio investments made by such Series which may require additional capital contributions pursuant to the terms thereof. Such distributions shall be made to the Members in proportion to their relative Value Account balances in such Series and shall be made as of a Transfer Date.

6.2 Special Distributions. Notwithstanding paragraph 6.1, a distribution to which a Member would otherwise be entitled under paragraph 6.1: (a) first shall be paid to the Managing Member to the extent of the accrued interest and principal of any Default

Loan made to such Member, and (b) after any such payment, upon the direction of that Member, may be transferred to that Member’s Value Account in the Liquid Series. Any transfers under this paragraph 6.2 shall be treated for all purposes as an amount distributed to such Member followed by (a) repayment of first the accrued interest and then principal balance of any Default Loan or (b) a contribution of such amount to the transferee Series, or combination thereof, as the case may be.

6.3 Withdrawal Requests by Members. Subject to the provisions of this Agreement, a Class A Member, Class B Member or Class C Member (including the Managing Member) may request a withdrawal of all, but not less than all, of the Member’s Value Account balance in a Series with respect to its Class A Membership Interest, Class B Membership Interest or Class C Membership Interest by completing a Withdrawal Request proposed to be effective as of a designated Transfer Date, and delivering such request to the Managing Member not less than 30 days before that Transfer Date. The Member’s Withdrawal Request shall be honored unless the Managing Member determines that the requested withdrawal would have a material adverse effect on the current Members, taking into account the lack of liquidity or marketability of the Series’s assets and the inability of the Company to transfer assets to the withdrawing Member.

6.4 Value and Timing of Distributions. All Withdrawal Requests which are to be honored pursuant to paragraph 6.3 above shall be paid within 60 days of the applicable Transfer Date (or such shorter period as the Managing Member in its sole discretion may provide), in an amount that equals the Member’s Value Account balance in the Series with respect to which the Member is withdrawing as of the Transfer Date. The Managing Member may satisfy the Withdrawal Request in cash or wholly or partly in kind, with undivided interests in Company property and with a non pro rata distribution of Company assets.

6.5 Withdrawals and Transfers from Managing Member Account. The Managing Member may withdraw or transfer amounts from its Managing Member Account in a Series only pursuant to this paragraph 6.5:

(a) Within 30 days after the end of each calendar year, the Managing Member in its sole discretion may withdraw any amount from the Managing Member Account for a Series determined as of the end of such calendar year, subject to the restrictions contained in subparagraph 6.5(e). Notwithstanding the foregoing, all withdrawals pursuant to this subparagraph 6.5(a) shall be permitted only to the extent of the amount of cash and/or liquid assets in the Series from which the withdrawal is made.

(b) In the event the Managing Member does not withdraw the entire Managing Member Account pursuant to subparagraph 6.5(a) for any reason, the Managing Member may transfer all or a portion of such amount (without regard to the available cash in such Series) from its Managing Member Account to its Value Account in such Series, but only if, within 90 days after the end of such year all Members in such Series agree both as to the Fair Market Value of the Series’ net assets and to allow the Managing Member to transfer such amounts pursuant to this subparagraph 6.5(b). Any amount transferred to the Managing Member’s Value Account pursuant to this subparagraph shall be held in a subaccount designated the “Profits Subaccount.”

(c) In the event that less than all of the Managing Member Account is withdrawn or transferred pursuant to subparagraphs 6.5(a) and/or 6.5(b), then the Managing Member may elect to transfer such amount to its Value Account balance in the Liquid Series, but only to the extent of available cash or readily marketable assets held in the Series from which the transfer is being made (Illiquid Series) (including cash borrowed for this purposes). Any amount transferred to the Managing Member’s Value Account pursuant to this subparagraph shall be held in a subaccount designated the “Profits Subaccount for Series [Number or Other Designation of the Illiquid Series].”

(d) In the event that less than all of the Managing Member Account is withdrawn or transferred pursuant to subparagraphs 6.5(a), 6.5(b) or 6.5(c), then the Managing Member may elect to transfer any portion of such amount to its Value Account balance in the Liquid Series, and the Value Account balances of the other Members in the Liquid Series that are also Members of the Series from which the transfer is being made (Illiquid Series) shall be reduced to the extent of such transfer in proportion to their Percentage Investments in the Illiquid Series Such

Members (other than the Managing Member) may be required to contribute additional capital to the Liquid Series for this purpose pursuant to subparagraph 4.3(b). Any amount transferred to the Managing Member’s Value Account pursuant to this subparagraph shall be held in a subaccount designated the “Profits Subaccount for Series [Number or Other Designation of the Illiquid Series].”

(e) The Managing Member may withdraw the amount of any increase in the value of a Profits Subaccount not attributable to a transfer from the Managing Member Account as provided in paragraphs 6.3 and 6.4. Within 30 days after the end of each calendar year, the Managing Member may withdraw any amount from the Managing Member Account for a Series and from the portion of any Profits Subaccount for that Series not withdrawable pursuant to the preceding sentence only to the extent that the cumulative aggregate withdrawals under this paragraph 6.5 for all periods from that Managing Member Account and from those portions of those Profits Subaccounts do not exceed the Cumulative Net Tax Gains of such Series.

(f) In determining the Cumulative Net Tax Gains of a Series, the Managing Member may estimate the Company’s Tax Gains for the preceding calendar year prior before the filing of the Company’s federal income tax return and may withdraw amounts from the Managing Member’s Account based on that estimate; provided that the Managing Member shall restore any excess withdrawal to the Managing Member Account or Profits Subaccount within 30 days after the Company’s actual Tax Gain for such calendar year is determined.

(g) Any amounts withdrawn by the Managing Member from the Managing Member Account or a Profits Subaccount pursuant to the above subparagraphs shall not be required to be repaid in subsequent periods despite subsequent losses or declines in asset values of the Series. However, if the Managing Member does not withdraw an amount and subsequent losses result in a reduction in the Managing Member Account, the Managing Member shall not be entitled to withdraw any amount based on a prior determination of the Managing Member Account. All transfers and withdrawals under this Section 6.5 shall be deemed to occur as of the nearest Transfer Date.

6.6 Excess Series Distributions; Distributions in Kind. Class B Members owning 75% or more of the Value Account balances of all Class B Members attributable to their Class B Membership Interests may cause the Company to distribute all or a portion of such Series’ assets in kind due to the termination of Series or otherwise. Such assets shall be distributed to the Members in proportion to (but not in excess of) their relative Value Account balances in such Series. For purposes of this Agreement (including for purposes of computing the amount withdrawable by the Managing Member pursuant to subparagraph 6.5(e), each asset distributed in kind shall be treated as generating Tax Profits or Tax Losses as if such asset were sold for its Fair Market Value immediately before the distribution. The Managing Member shall retain a reserve for the payment of any expenses or liabilities of the terminating Series, including the Managing Member Account for that Series.

ARTICLE 7

Transfers and Redemptions

7.1 Permitted Transfers of Class A Membership Interests. A Member may Transfer a Class A Membership Interest to any Family Member with the consent of Members owning 75% or more of the Value Account balances of all Members. Notwithstanding the preceding sentence, during the lives of Clayton Mathile and Mary Mathile or upon their deaths, CYMI, Ltd. and its owners, Clayton Mathile and Mary Mathile, may transfer Class A Membership Interests to any Person at any time. Unless waived by the Managing Member, the transferor shall give the Company 30 days’ written notice of the proposed Transfer, and such Transfer shall not be effective as against the Company until January 1 of the calendar year following the end of such notice period.

7.2 Permitted Transfers of Class B Membership Interests. A Member may Transfer a Class B Membership Interest to any Family Member with the consent of Members owning more than 50% of the Value Account balances of all Class A Members attributable to their Class A Membership Interest and to any Approved Family Member without the requirement of such consent. Unless waived by the Managing Member, the transferor shall give the Company 30 days’ written notice of the proposed Transfer, and such

Transfer shall not be effective as against the Company until January 1 of the calendar year following the end of such notice period. Notwithstanding the foregoing, any Class B Membership Interest may be Transferred to any transferee that is not a Family Line Member of the transferor’s Family Line only if the transferor first offers to the other Class B Members the right to purchase all of the Class B Membership Interest proposed to be Transferred (Offered Interest) at the price and terms set forth below:

(a) Notice and Options. The transferor (or the Managing Member on the transferor’s behalf) shall provide written notice (Original Notice) to each other Class B Member of the identity of the proposed transferee and the date of the proposed Transfer at least 120 days before the date of the proposed Transfer. The other Class B Members may exercise their options to purchase the Offered Interest by giving written notice to the transferor within 90 days of the date of the Original Notice. If the other Class B Members offer to purchase more than the Offered Interest, the Offered Interest shall be purchased by each purchasing Class B Member in the same proportion as that Member’s Value Account balance attributable to Class B Membership Interests bears to the aggregate Value Account balances of the Class B Members exercising their options to purchase under this subparagraph attributable to their Class B Membership Interests, or as they otherwise may agree. The purchase price shall be the proportionate share of the transferring Member’s Value Account attributable to the Offered Interest, to be paid within 120 days of the date of the Original Notice.

(b) Completion of Proposed Transfer. If the options described above are not exercised, the proposed Transfer of the Class B Membership Interest may occur on the date set forth in the Original Notice.

7.3 Permitted Transfers of Class C Membership Interests. A Member may Transfer a Class C Membership Interest to any Person that is a Family Member or Member at the time of such Transfer. Notwithstanding the preceding sentence, Clayton Mathile and Mary Mathile may transfer Class C Membership Interests to any Person at any time. Unless waived by the Managing Member, the transferor shall give the Company 30 days’ written notice of the proposed Transfer, and such Transfer shall not be effective as against the Company until January 1 of the calendar year following the end of such notice period.

7.4 Permitted Transfers of Class D Membership Interests. A Member may Transfer a Class D Membership Interest to any Person that is a Family Member or Member at the time of such Transfer. Notwithstanding the preceding sentence, Clayton Mathile and Mary Mathile may transfer Class D Membership Interests to any Person at any time. Unless waived by the Managing Member, the transferor shall give the Company 30 days’ written notice of the proposed Transfer, and such Transfer shall not be effective as against the Company until January 1 of the calendar year following the end of such notice period.

7.5 Transfers of Membership Interests with Approval. A Member may Transfer a Class A, Class B, Class C or Class D Membership Interest to any Person with the consent of the Managing Member and Members owning 90% or more of the Value Account balances of all Members. Unless waived by the Managing Member, the transferor shall give the Company 30 days’ written notice of the proposed Transfer, and such Transfer shall not be effective as against the Company until January 1 of the calendar year following the end of such notice period.

7.6 Transfers to Others Void. A Member may not Transfer a Class A, Class B, Class C or Class D Membership Interest to any Person except as permitted under paragraphs 7.1, 7.2, 7.3, 7.4, 7.5 and 7.7 and any improper voluntary or involuntary Transfer shall be null and void to the fullest extent allowed by law. In the event any involuntary Transfer of a Class A or Class B Membership Interest occurs that is not permitted under the terms of this Agreement, such Membership Interests shall be converted to a Class D Membership Interest and such Transfer shall be subject to paragraph 7.7.

7.7 Restricted Transfers of Class C and Class D Membership Interests to Others. Any Class C or Class D Membership Interest may be Transferred to any transferee other than a Family Member, Member or other Person to whom a Transfer is permitted under paragraph 7.3, 7.4 or 7.5 only if the transferor first offers to the Company and then to the other Members the right to purchase all of such Membership Interest proposed to be Transferred (Offered Interest) at the price and terms set forth below:

(a) Notice and Options. The transferor (or the Managing Member on the transferor’s behalf) shall provide written notice (Original Notice) to the Managing Member and to each other Member of the identity of the proposed transferee and the date and terms (including the price in the case of a third party sale) of the proposed Transfer at least 120 days before the date of the proposed Transfer. The Managing Member then may cause the Company to purchase all, but not less than all, of the Offered Interest on the terms and conditions set forth below, or, within 60 days of the date of the Original Notice, the Managing Member may provide all of the other Members (other than the transferor) written notice of their option to purchase among any one or more of them all, but not less than all, of the Offered Interest on the price and terms described below (and the delivery of such notice to the Members shall terminate the Company’s purchase option under this subparagraph 7.7(a)). The Company or the other Members, as the case may be, may exercise their options to purchase the Offered Interest by giving written notice to the transferor within 90 days of the date of the Original Notice. If the other Members offer to purchase more than the Offered Interest, the Offered Interest shall be purchased by each purchasing Member in the same proportion as that Member’s Value Account balance bears to the aggregate Value Account balances of the Members exercising their options to purchase under this subparagraph, or as they otherwise may agree. Notwithstanding the foregoing, in the event the proposed Transfer of the Offered Interest is the result of a Divorce Event, the transferring Member who was the spouse of the proposed transferee shall have the first option to purchase the Offered Interest. If that spouse elects to purchase less than all of the Offered Interest, the remaining portion of the Offered Interest may be purchased by the Company and by the other Members as described above. The purchase price shall be the lower of (i) the proportionate share of the transferring Member’s Value Account balance attributable to the Offered Interest and (ii) in the case of a third party sale, the price specified in the Original Notice, in either case to be paid within 120 days of the date of the Original Notice.

(b) Installment Payments. Notwithstanding the above, that portion of the purchase price under subparagraph 6.7(a) payable by any purchaser may be paid by a note from the purchaser in an amount equal to that portion payable in 15 or fewer (as determined by the purchaser) equal annual installments commencing on the date of closing evidenced by a note bearing interest at the minimum rate necessary to avoid the imputation of income or gift for federal tax purposes. Each such note shall contain full rights of prepayment without penalty or premium, shall be secured by the purchasing Member’s Membership Interest (including the purchased Offered Interest) pursuant to a pledge reasonably acceptable to the parties, and shall contain such other terms and conditions as the maker and the payee of the note shall determine. Notwithstanding the foregoing, if the proposed Transfer is the result of a Divorce Event, the period of 15 years shall be reduced to 5 years.

(c) Completion of Proposed Transfer. If the options described above are not exercised with respect to all of the Offered Interests, the proposed Transfer of the Class C or Class D Membership Interest may occur on the date and on the same terms and conditions as set forth in the Original Notice. Subsequent Transfers of such Membership Interest shall be subject to the provisions of this Article 7.

(d) Rights of Transferees. A transferee of a Class C or Class D Membership Interest who is not a Member shall become a Class C Member or Class D Member only with the approval of all Members on signing a Joinder Agreement.

7.8 Effective Transfer. Notwithstanding anything to the contrary in this Agreement, no Transfer shall be effective unless the Transferee executes a Joinder Agreement and agrees in writing to be bound by the provisions of this Agreement.

7.9 Securities Law Transfer Restrictions. All Members acknowledge that Interests in the Company have not been registered under the Securities Act of 1933, as amended (the 1933 Act), in reliance on applicable exemptions, and that the Company may invest in securities that also have not been so registered. Therefore, the Members hereby agree that Interests shall be nontransferable, except in compliance with the 1933 Act and applicable state securities laws, and any attempted Transfer not in compliance shall be void. Absent bad faith the Managing Member may impose any additional restrictions on Transfers as in the Managing Member’s judgment are necessary to ensure compliance with this paragraph. As an additional condition precedent to the Transfer of any Interest in the Company, the Managing Member may require an opinion of counsel satisfactory to the Managing Member that such Transfer will be made in compliance with the 1933 Act and applicable state securities laws and that such transfer will not cause the Company to cease to be an “accredited investor” or “qualified purchaser” within the meaning of the federal securities laws, and such transferor shall be responsible for paying any attorneys’ fees incurred in connection with the opinion.

7.10 Rights of Assignees. A transferee of an Interest in the Company shall become a Member only in compliance with the provisions of this Agreement. A transferee who is not admitted as a Member shall have only the rights of an assignee. An assignee of an Interest who is not a Member shall not be entitled to interfere in the management of the Company’s affairs, vote, receive any information of Company transactions or inspect the Company books. The assignee shall merely be entitled to receive, in accordance with the terms of the assignment, the distributions and tax allocations to which the assignor otherwise would be entitled.

7.11 Redemption.

(a) The Class B Members owning more than 50% of the Value Account balances of Class B Members attributable to their Class B Membership Interests (without regard to the Value Account balances of the Member or assignee whose redemption is under consideration) may, but are not required to, cause the Company to redeem, in whole but not in part, any Member other than the Managing Member or may repurchase the entire interest of any assignee (as the case may be, the Redeemed Person) upon 30 days prior notice to such Redeemed Person and the Managing Member, but only if:

(1) The Redeemed Person has failed to make a capital contribution required hereunder in response to a Special Capital Call and either (A) the Managing Member did not make a Default Loan with respect to such contribution for any reason, or (B) a Default Loan was made but not repaid within one (1) year from the making thereof (a Fault Event),

(2) (A) The continued Membership of the Redeemed Person would adversely affect any status of the Company as an “accredited investor” or “qualified purchaser” or the ability of the Company to invest in “hot issues” under the federal securities laws, (B) the Redeemed Person has taken any other action which could materially adversely affect the Company or the Members, (C) the Redeemed Person attempts or purports to accomplish a Transfer in violation of the terms of this Agreement, or (D) the Redeemed

Person is an assignee of a Membership Interest but not a Member (each, a No-Fault Event), or

(3) The Redeemed Person ceases to be the spouse of a Descendant of Clayton Mathile and Mary Mathile by reason of divorce or receives an Interest in the Company as a result of a divorce from a Descendant of Clayton Mathile and Mary Mathile (a Divorce Event).

(b) The Redeemed Person in complete consideration of its Membership Interest and other interest in the Company shall be entitled to receive assets having a Fair Market Value (80% of Fair Market Value in the case of a redemption arising from a Fault Event) equal to such Member’s or assignee’s aggregate Value Account balances in all Series in which the Member is invested, net of any amounts owing by the Redeemed Person to the Company, determined as of the end of the calendar quarter preceding the date of redemption, and adjusted for contributions, withdrawals and distributions prior to the date of redemption. A Redeemed Person shall cease to be a Member as of the date of redemption.

(c) Upon the determination of the purchase price for a Redeemed Person’s Interest, the Managing Member shall provide written notice to all other Members of the Company and to the Divorced Descendant (as defined below), if any, of their option, but not obligation, to purchase such portion of the Redeemed Person’s interest as that Member’s aggregate Value Account balance in all Series bears to the aggregate Value Account balances of all Members in all Series (other than the Redeemed Person). Each such Member shall notify the Company whether it shall exercise its purchase right within thirty (30) days of delivery of the notice. In the event the redemption is the result of a Divorce Event, the Descendant of Clayton Mathile and Mary Mathile who was the spouse of the Redeemed Person (whether or not then a Member) (the Divorced Descendant) shall have the first option among the Members to purchase the Redeemed Person’s Interest. If the Divorced Descendant elects to purchase less than all of the Redeemed Person’s Interest, the remaining portion of the Redeemed Person’s Interest may be purchased by the other Members electing to purchase in proportion to their relative Value Account balances. In the event not all of the Redeemed Person’s interest is purchased by the other Members, the Company shall purchase the remainder. The purchase price payable by each purchaser hereunder shall be paid to the Redeemed Person: (A) in the event the redemption is the result of a No-Fault Event, in cash or immediately available funds at the closing of the purchase and sale, (B) in the event the redemption is the result of a Fault Event, by a note from each purchaser having a principal amount equal to that portion payable by such purchaser in 10 or fewer (as determined by the purchaser) equal annual installments commencing on the date of closing, and (C) in the event the redemption is the result of a Divorce Event, by a note from each purchaser having a principal amount equal to that portion payable by such purchaser in 5 or fewer (as determined by the purchaser) equal annual installments commencing on the date of closing. Each such note shall bear interest at the minimum rate necessary to avoid the imputation of income or gift for federal tax purposes and shall contain full rights of prepayment without penalty or premium.

ARTICLE 8

Rights and Obligations of Members

8.1 No Liability of Members. No Member shall be liable for the satisfaction of Company obligations, beyond the amount of capital contributions made or agreed to be made to the Company by such Member.

8.2 Management Responsibility. Except as specifically provided herein, no Member (other than the Managing Member), as such, shall take part in the management of the activities of the Company. Except as otherwise specifically provided, all management responsibility is vested in the Managing Member.

8.3 Authority to Act. Except as specifically provided herein, no Member (other than the Managing Member), as such, shall have the power to act on behalf of or bind the Company. Except as otherwise specifically provided, all authority to act on behalf of the Company is vested in the Managing Member.

8.4 Members’ Meetings. A meeting of the Members may be held at any time by written notice to the Members by the Managing Member (or within 10 days after receipt of a written request of Members with more than 50% of the aggregate Value Account balances owned by Members) at a reasonably convenient date, time and place determined by the Managing Member. The purpose of the meeting shall be for the Managing Member to inform the Members of the results of operations, the status of Company investments and the Managing Member’s plans for the future operation of the Company.

8.5 Fiduciaries as Members. A Member may own one or more Membership Interests in a fiduciary capacity, such as a trustee under a trust instrument, an executor or a personal representative of an estate or a custodian. Such fiduciary shall have no interest or obligation individually with respect to any such Interests, but shall be considered as acting solely in such fiduciary capacity. If a Member acting in a fiduciary capacity ceases to act as such, the successor fiduciary shall be a Member in the same fiduciary capacity with the same rights and obligations as the predecessor fiduciary. A Person may be a Member in an individual capacity and a Member in one or more capacities.

8.6 Indemnity. No Managing Member or any agent, member, officer, employee, or other legal representative of the Managing Member (an Indemnitee) shall have any liability, responsibility or accountability in damages or otherwise to any Member or the Company for any loss suffered by a Member or the Company. Each Indemnitee shall be indemnified by the Company and the Company hereby agrees to indemnify, pay, protect and hold harmless each Indemnitee (on the demand of and to the satisfaction of such Indemnitee) from and against any and all liabilities, obligations, losses, damages, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature, provided that the same were not the result of (as determined by a final adjudication) fraud, bad faith, gross negligence or willful misconduct on the part of the Indemnitee. The foregoing includes, without limitation, all reasonable legal fees, costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against such Indemnitee or the Company and all costs of investigation in connection therewith (collectively referred to as Liabilities for the remainder of this paragraph) that may be imposed on, incurred by or asserted against an Indemnitee or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company, or on the part of an Indemnitee. If any action, suit or proceeding shall be pending against the Company or an Indemnitee relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on any of their parts, the Company shall have the right to employ, at the expense of the Company, separate counsel of its choice in such action, suit or proceeding. The satisfaction of the obligations of the Company under this paragraph shall be from and limited to the assets of the Company and no Member or Managing Member shall have any liability on account thereof. The foregoing notwithstanding, all Members shall be entitled to the fullest amount of indemnification available under the Act.

8.7 Exculpation of Managing Member. No Indemnitee shall be liable or obligated to the Company or any Member for any mistake of fact or judgment made any one or more of Indemnitees in operating the Company that results in any loss to the Company or its Members except to the extent that such loss is due to the gross negligence or willful misconduct of an Indemnitee. The Indemnitees do not in any way guarantee a profit from the operations of the Company or, except as otherwise provided, the return of any capital contribution, and no Indemnitee shall be responsible to any Member because of a loss of that Member’s investment or a loss in operations.

ARTICLE 9

Company Dissolution and Liquidation

9.1 Dissolution of Company. The Company shall be dissolved upon the first to occur of the following:

(a) The written agreement of Class B Members owning 75% or more of the Value Account balances of Class B Members attributable to their Class B Membership Interests;

(b) When there are no Members; and

(c) Issuance of a decree of judicial dissolution under the Act.

9.2 Adjustment on Termination of Series. Upon the termination of any Series on the dissolution of the Company or otherwise, any amounts not withdrawable by the Managing Member from the Managing Member Account or any Profits Subaccount for that Series (after application of paragraph 6.5) shall be transferred to the Value Accounts of the Members of that Series in proportion to their Percentage Investments.

9.3 Disposition of Assets. On dissolution of the Company, the Managing Member or, if there is no Managing Member, a liquidator selected by Class B Members owning more than 50% of the Value Account balances attributable to their Class B Membership Interests, shall immediately commence to wind up the Company’s affairs. Following the payment or provision for all debts and obligations of the Company, the assets of each Series shall be distributed to the Managing Member and the Members invested in that Series in proportion to each Member’s Value Account balance in that Series, treating the Managing Member Account balance in that Series as if it were a Value Account balance.

ARTICLE 10

Definitions

The terms set forth below shall have the following meanings in this Agreement:

Affiliate means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, owns or controls, is owned by or controlled by, or is under common ownership or control with the Person specified. For purposes of this definition, “control” means the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

Approved Family Member means (i) Clayton Mathile and Mary Mathile, (ii) any Descendant of Clayton Mathile and Mary Mathile; (iii) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals named or described in (i) and (ii) above and any Marital Trust, but only if all of the fiduciaries controlling the Membership Interest are (A) individuals named or described in (i) and (ii) above, (B) a corporate fiduciary or other business organization authorized by law to act as a fiduciary or (C) a spouse of a Descendant of Clayton Mathile and Mary Mathile acting as a co-fiduciary; and (iv) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or entities named or described in (i), (ii) and (iii) above. The determination of whether an individual or entity is an Approved Family Member shall be made by the Managing Member and, if made in good faith, shall bind all persons.

Built-in Gains means allocations pursuant to Code Section 704(c) taken into account in determining Tax Gains or Tax Losses, to the extent such allocations are attributable to the excess of the agreed value over the tax basis of property contributed to the Company.

Built-In Losses means allocations pursuant to Code Section 704(c) taken into account in determining Tax Gains or Tax Losses, to the extent such allocations are attributable to the excess of tax basis over agreed value of property contributed to the Company.

Carry Percentage for a Series means one and one-tenths percent (1.10%), unless a different percentage is established pursuant to the Series Schedule for such Series.

Class A Membership Interest means a Membership Interest designated as such upon its issuance to a Member hereunder, and having the rights, obligations, and duties set forth herein.

Class B Membership Interest means a Membership Interest designated as such upon its issuance to a Member hereunder, and having the rights, obligations, and duties set forth herein.

Class C Membership Interest means a Membership Interest designated as such upon its issuance to a Member hereunder, and having the rights, obligations, and duties set forth herein.

Class D Membership Interest means a Membership Interest designated as such upon its issuance to a Member hereunder, and having the rights, obligations, and duties set forth herein.

Class A Member means a Member holding a Class A Membership Interest in its capacity as such.

Class B Member means a Member holding a Class B Membership Interest in its capacity as such.

Class C Member means a Member holding a Class C Membership Interest in its capacity as such.

Class D Member means a Member holding a Class D Membership Interest in its capacity as such.

Code means the Internal Revenue Code of 1986, as from time to time amended. A reference to a Section of the Code shall refer to the corresponding provision of any successor statute.

Cost Account means the account maintained for each Member under subparagraph 5.1(a).

Cumulative Net Tax Gains for a Series means the excess, if any, of the Tax Gains (excluding Built-In Gains) over the Tax Losses (excluding Built-In Losses) of such Series for all periods. The calculation of Cumulative Net Tax Gains shall exclude amounts attributable to CYMI Equity and CYMI Bond and any successors thereto.

Descendants shall exclude adopted persons and shall include only persons legitimately born, except that: (i) a person adopted under the age of eighteen years shall be considered legitimately born to the adopting parent or parents, and shall not be considered an adopted person, (ii) a person born out of wedlock shall be considered legitimately born to the natural mother unless a decree of adoption terminates her rights as parent during her life, and (iii) a person born out of wedlock shall be considered legitimately born to the natural father only if he marries the child’s natural mother, adopts the child at any time or acknowledges in an irrevocable signed instrument delivered to the Managing Member or to the fiduciary of the applicable fiduciary arrangement described in clause (iv) of the definition of Family Member while both the child and the natural father are living that the child is to be considered legitimately born.

Fair Market Value of an asset means such asset’s then market value, or if an asset is not readily marketable its fair market value as determined in good faith by the Managing Member, reduced by the amount of any liabilities to which such asset is subject. In the event that more than one asset is subject to a liability, the liability shall be apportioned among the assets using any methodology the Managing Member may select in good faith that is consistent with any applicable federal tax rules. The Fair Market Value of a Series means the collective fair market value of the assets determined under the preceding provisions of this paragraph. The Fair Market Value of any partnership interest in CYMI Bond or CYMI Equity shall be determined based on the net asset value of the partnership.

A Family Line includes a child of Clayton Mathile and Mary Mathile, each living Descendant of that child and any spouse of that child or those Descendants.

Family Line Member means (i) a child of Clayton Mathile and Mary Mathile; (ii) each member of that child’s Family Line; (iii) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any member of that child’s Family Line; and (iv) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more members of that child’s Family Line or fiduciary arrangements described in (iii) above. The determination of whether an individual or entity is a Family Line Member shall be made by the Managing Member and, if made in good faith, shall bind all persons.

Family Member means (i) Clayton Mathile and Mary Mathile, (ii) any Descendant of Clayton Mathile and Mary Mathile; (iii) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals named or described in (i) and (ii) above; (iv) a Marital Trust; (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or entities named or described in (i), (ii), (iii) and (iv) above; and (iv) any organization described in Section 501(c)(3) of the Code created by and substantially supported by any one or more individuals or entities named or described in (i), (ii), (iii) and (v) above. The determination of whether an individual or entity is a Family Member shall be made by the Managing Member and, if made in good faith, shall bind all persons.

Joinder Agreement means an agreement substantially in the form of the attached Schedule B.

Liquid Series means the Series established pursuant to paragraph 3.2 hereof.

Managing Member means initially CYMI, Ltd., together with any successor Managing Member(s) appointed hereunder, in its capacity as such.

Managing Member Account means the account maintained for the Managing Member under subparagraph 5.1(b).

Marital Trust means any trust created for a surviving spouse of a Descendant of Clayton Mathile and Mary Mathile, provided that during such surviving spouse’s lifetime, he or she is entitled only to the income of such trust and the principal of such trust remaining after any transfer taxes attributable to such trust by reason of the surviving spouse’s death is distributable upon the death of such surviving spouse to or for the benefit of any Family Member.

Membership Interest or Interest means a Member’s interest in the Company, and includes, without limitation, the interest of such Member in the Company’s profits, losses, and distributions, and any and all benefits to which any such Member may be entitled as provided in this Agreement or the Act, together with the obligations of any such Member to comply with the terms and provisions of this Agreement. Unless otherwise specified in writing at the time of a Transfer, a Member’s Transfer of a Membership Interest shall be treated as a transfer of a portion of the Member’s Percentage Investment in each Series in the same proportion as the Fair Market Value of the interest transferred bears to the aggregate Value Account balances held by that Member immediately before the Transfer.

Percentage Investment means a percentage determined as follows. The Percentage Investment of a Member in each Series shall be recomputed on any Transfer Date (the Calculation Date) on which assets are added to or withdrawn from the Series. The Percentage Investment for a Member in a Series on a Calculation Date shall be (i) the amount determined by multiplying the Member’s Percentage Investment on the last prior Calculation Date by the Fair Market Value of the Series’ assets on the Calculation Date (exclusive of additions and withdrawals to be made on the Calculation Date), increased by the amount of any cash additions and the Fair Market Value on the Calculation Date of any in-kind additions by that Member (including any amounts transferred from a Managing Member Account to the Managing Member’s Value Account in such Series pursuant to paragraph 6.6 hereto), and decreased by the amount of any cash withdrawals and the Fair Market Value on the Calculation Date of any in-kind withdrawals by that Member, divided by (ii) the total Fair Market Value of the assets of the Series on the Calculation Date determined after all additions and withdrawals by all Members to be made on the Calculation Date. For purposes of this definition, the Fair Market Value of the assets of the Series on the Calculation Date shall not include the balance, if any, in the Managing Member Account balance in that Series as of such date.

Period with respect to a Series means the period of time beginning the day after the occurrence of a Transfer Date, and ending on the next such Transfer Date.

Person means an individual, corporation, partnership, fiduciary arrangement, such as a trust, custodianship, guardianship or estate, limited liability company, unincorporated organization, association or other entity.

Revocable Declaration of Trust means a trust of which an individual is sole trustee and has the power to revoke.

Series means a portion of the Company’s operations for which the Company maintains a separate set of books and whose securities are managed by the Managing Member.

Series Participation Schedule means a Member’s request to invest in a Series substantially in the form of the attached Schedule C.

Series Schedule means, for each Series, the Schedule maintained by the Managing Member for such Series in substantially the form attached hereto as Schedule E-1.

Tax Gains means items of taxable income or gain recognized for federal income tax purposes, and items of tax-exempt income that would be recognized under federal income tax accounting principles if they were not tax-exempt.

Tax Losses means items of taxable loss or deduction recognized for federal income tax purposes, items of loss or deduction attributable to tax-exempt income, and expenditures described in Code Section 705(a)(2)(B) that would be recognized under federal income tax accounting principles if they were deductible for tax purposes.

Transfer means (i) any disposition, directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, by intestacy, will, trust or estate distribution, or inter vivos action, including any sale, gift, pledge, encumbrance or other creation of a security interest, attachment, or creation of any interest in the Company or in a distribution from the Company for the benefit of creditors, (ii) an Interest holder ceasing to be trustee of the holder’s Revocable Declaration of Trust, unless such trustee has been admitted as a Member, (iii) a Member ceasing to be a Family Member, including a change in relation due to adoption, a change in beneficiaries (in the case of a fiduciary arrangement) or a change in ownership or control (in the case of a business organization), but excluding by reason of divorce, and (iv) a Class B Member admitted as such solely by reason of its status as an Approved Family Member ceasing to be an Approved Family Member, but only with respect to its Class B Membership Interests. Notwithstanding the foregoing, Transfer shall not include (i) the creation or acquisition of a community or marital property interest in an Interest by a spouse of a holder as long as the spouse is not a registered owner and exercises no management, dominion, or control over such Interest, (ii) a transfer to a trustee of a Revocable Declaration of Trust (without the admission of such trustee as a Member), (iii) a transfer to (but not from) the executor, administrator, or other legal representative of the estate of a deceased holder, and (iv) a transfer to the guardian or conservator for a legally adjudicated incompetent holder.

Transfer Date means each March 31 and September 30, or the first business day thereafter if such date is not a business day, or on such other date approved by the Managing Member in its sole discretion, representing each effective date for contributions, transfers, and withdrawals with respect to a Series pursuant to the terms of this Agreement.

Unrealized Amount means the difference obtained by subtracting the Cost Account balance from the Value Account balance, in the case of each Member having a Value Account balance in a Series (including the Managing Member if applicable), and the difference obtained by subtracting the related Cost Account balance from the Managing Member Account balance, in the case of the Managing Member.

Value Account means the account(s) maintained for each Member under subparagraph 5.1(c).

Withdrawal Request means a Member’s request to withdraw substantially in the form of the attached Schedule D.

ARTICLE 11

Miscellaneous

11.1 Waiver of Partition. Each Member hereby waives any right to seek a court decree of dissolution or partition or to seek the appointment by a court of a liquidator for the Company.

11.2 Right to Distribution In Kind. No Member shall have any right to demand or receive any particular property on liquidation of the Company or to demand the return of the Member’s capital contribution to the Company.

11.3 Integrated Agreement. This Agreement constitutes the entire agreement among the parties. It supersedes any prior agreements, negotiations or understandings among them, and it may be amended only as provided in Article 12.

11.4 Binding Agreement. This Agreement shall bind the executors, administrators, estates, heirs and legal successors of the parties hereto.

11.5 Governing Law. Delaware law shall govern this Agreement and all questions arising hereunder.

11.6 Notices. All notices, offers and acceptances and other communications hereunder required to be in writing shall be delivered in person, by telecopy with confirmation or by overnight delivery service with receipt, or shall be deposited in the United States Mail, postage prepaid, by certified or registered mail, return receipt requested, to the address most recently furnished to the Managing Member by written notice. A communication shall be deemed received: (i) if by personal delivery, on the date delivered, (ii) if by telecopy, on the date confirmed, (iii) if by overnight delivery service, on the date delivered and (iv) if by mail, five days after mailing.

11.7 Power of Attorney. Each of the Members does hereby irrevocably appoint the Managing Member or the Managing Member’s legal representative with full power of substitution, as the Member’s attorney with full power and authority for such Member to execute, swear to, acknowledge, deliver and file or record in the appropriate public offices (i) all certificates and other instruments (including counterparts of this Agreement) and all amendments thereto which the Managing Member deems appropriate to qualify, or continue the qualification of, the Company as a limited liability company in any jurisdiction in which the Company has operations, (ii) all instruments that the Managing Member deems appropriate to reflect any modification of this Agreement, (iii) all conveyances and other instruments that the Managing Member deems appropriate to reflect the dissolution and liquidation of the Company, and (iv) all forms of consent that may be appropriate to admit a new Member and all other instruments that the Managing Member deems appropriate relating to the admission of a new Member. The foregoing power of attorney is irrevocable and a power coupled with an interest and shall survive the death, dissolution or legal termination of a Member.

11.8 Counterparts and Signature Pages. This Agreement may be executed in multiple counterparts. This Agreement may be executed by the execution of a signature page for each Member. The signature page may be in the form attached as Schedule A.

ARTICLE 12

Amendments

This Agreement shall not be amended to change any Member’s share of liabilities or distributions without the consent of such Member. Subject to the preceding sentence, this Agreement may be amended with the consent of the Managing Member and

Members owning more than 50% of the Value Account balances owned by Members; except that any provision in this Agreement requiring the action of the Managing Member or Members owning a greater percentage of Value Account balances may not be amended without the approval of those Members required to take such action. The Managing Member may amend Schedules C, D and E to reflect the Series then available for investment by the Members. The Managing Member may amend the Series Schedule for each Series from time to time to reflect changes in the characteristics of such Series in compliance with the terms of this Agreement.

IN WITNESS WHEREOF, the Managing Member and the other Members have executed this Agreement as of the day and year first above written.

MANAGING MEMBER:

CYMI, LTD.

By:	/s/ LES BANWART
As its:	President

SCHEDULE A

Member Signature Page

CYMI PRIVATE EQUITY II, LLC

Limited Liability Company Agreement

The undersigned acknowledges that the undersigned is hereby admitted as a member in CYMI PRIVATE EQUITY II, LLC, that the undersigned has received a copy of its Limited Liability Company Agreement as currently in effect (the Agreement), and that the undersigned agrees to be bound by the provisions of the Agreement.

Class of Interest Issued [A/B/C/D]:

Member signature:

SCHEDULE B

Joinder Agreement

This Agreement is made and entered into this          day of                     , by and between CYMI, Ltd. (the Managing Member) acting on behalf of CYMI PRIVATE EQUITY II, LLC (the Company), and the person whose signature appears below (New Member).

1. Admission. The New Member, whose admission to the Company is approved pursuant the Limited Liability Company Agreement of the Company (Company Agreement), is hereby admitted to the Company as a Member and shall have all the rights and be subject to all the obligations of a Member under the Company Agreement.

2. Agreement to Be Bound By Company Agreement. The New Member acknowledges receipt of a copy of the Company Agreement as currently amended. The New Member agrees to be bound by all the terms and conditions of the Company Agreement.

3. Capital Contribution. The New Member shall make a contribution to capital (if any) as shown on an amendment to Schedule A to the Company Agreement.

4. Counterparts. This Agreement may be executed in multiple counterparts.

This Agreement is executed as of the date first written above.

Class of Interest Issued [A/B/C/D]:

Managing Member
CYMI, Ltd.

by
Its Managing Member

New Member

SCHEDULE C

CYMI Private Equity II, LLC

Series Participation Schedule

Capital Contribution (Member’s share):

Name:

Address:

Taxpayer Identification No.:

Date:

Additional Capital Contribution

New Capital Contribution

Series(s) in which Member/New Member desires to invest:

The subscriber agrees to complete all necessary documents to make such new investment in CYMI Private Equity II, LLC.

SCHEDULE D

CYMI Private Equity II, LLC

Withdrawal Request

Next Available or Requested Transfer Date:

Name:

Address:

Taxpayer Identification No.:

Date:

Withdrawal from Series(s): [Managing Member should offer list of available Series(s).] A withdrawal may be expressed in dollar amounts or percentages.

Liquid

I

The Managing Member may reduce or terminate the Member’s interest as a member in CYMI Private Equity II, LLC. The Member agrees to complete all necessary documents with respect to any withdrawal from CYMI Private Equity II, LLC.

SCHEDULE E-1

SERIES SCHEDULE

Name of Series:

Series Number:

Managing Member:

Description/Investment Objective (attach page if necessary):

Managing Member’s Carry Percentage: [1.10] %

Other:

Borrowing Prohibited: YES/NO

SCHEDULE F

CYMI Private Equity II, LLC

Assets Contributed to Series I

Asset	Contributing Member

98% Class B membership interest in CYMI Direct, LLC	CYMI, Ltd.

50% membership interest in CAD Investments, LLC	CYMI, Ltd.

179,631 shares of Community Bankshares, Inc.	CYMI, Ltd.

4,377,389 shares of Arel Communications Software, Ltd.	CYMI, Ltd.

Cash in the amount determined under the Contribution Agreement of even date hereof.	Catherine M. Laden, as trustee under Agreement of Trust for Catherine M. Laden dated December 5, 2001

Cash in the amount determined under the Contribution Agreement of even date hereof	Timothy L. Mathile, as trustee of the Timothy L. Mathile Trust, dated February 4, 1987

Cash in the amount determined under the Contribution Agreement of even date hereof	Michael J. Mathile, as trustee of the Agreement of Trust for Michael J. Mathile, dated October 3, 1996

Cash in the amount determined under the Contribution Agreement of even date hereof	Jennifer M. Prikkel, as trustee of the Agreement of Trust for Jennifer M. Prikkel, dated November 17, 1997

CYMI PRIVATE EQUITY II, LLC

LIMITED LIABILITY COMPANY AGREEMENT

McDermott Will & Emery LLP

Chicago, Illinois